EXHIBIT 99.4


     Bion Environmental Technologies, Inc. Announces Successful
           Completion of Second Generation BionNMS for
                     Dairy and Swine Markets

December 12, 2000.  Littleton, CO.  Bion Environmental Technologies, Inc. (OTC
BB: BION) announced today that it has successfully completed the monitoring and control phase of its second generation BionNMS (Nutrient Management System), begun in July, 2000. The second generation system installed at Dream Maker Dairy is operating at a level of efficiency five times that of its predecessor systems and is producing BionSoil(R) in less than 20% of the time previously required.

The first generation BionNMS has been operating in various locations since 1990, addressing the odor and nutrient management problems associated with intense organic waste streams, particularly in the hog and dairy industries. The increased efficiencies of the second generation system are anticipated to result in reduced capital costs per animal as well as significantly accelerated cash flow from soil sales when deployed for commercial application. The enhanced system produces BionSoil with no substantive differences in composition from previous dairy systems.

Bion is now proceeding with Phase Two of the initiative   development of a
prototype fully contained system that will be housed in tanks   the third
generation of the BionNMS. This will allow the Company to subject the system to a "mass balance" analysis, a scientific protocol that will specify the ultimate end of all materials in the waste stream. According to Bion's Chief Technology Officer, Jere Northrop, PhD, " Not only have we significantly improved the economics of the system, but with a fully contained system we will be able to scientifically validate our contention that a properly operated BionNMS does not emit nitrogen oxide or ammonia to the atmosphere." With the ability to track the nutrient component of the waste stream through all phases of the process, including those elements released to the atmosphere, Bion will also be able to quantify those components for any potential nutrient and/or air credit benefits and their subsequent trading.

At present, Bion is evaluating a dairy site in upstate New York where the third generation system prototype will be tested. The design of the prototype has commenced, and the initial installation is anticipated to be in the first quarter of 2001. The system will be evaluated by a team including Jim Cullor, DVM, PhD, Director of University of California, Davis' Veterinary Medicine Teaching and Research Center, with the intention of integrating the fully contained system technology into the system Bion is providing for the California Dairy Technology Center (previously announced, October 12, 2000). According to Dr. Cullor, "Bion's ability to provide a fully contained version of its technology will go a long way toward satisfying the concerns expressed by regulatory and environmental groups regarding dairies here in California, as well as in other regions of the country. Hopefully, Bion's solution will help in our efforts to provide the solutions needed to break the logjam that has slowed growth in an integral part of the agricultural industry in California and other areas."


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Upon the successful completion of the prototype fully contained dairy system in upstate New York, Bion plans to install and further test such a system on a swine farm. Bion believes that its second generation (and ultimately third generation) NMS technology will be equally effective in a swine farm application. As with the dairy system, the ability to track the nutrient component of the waste stream through all phases of the process, including those elements released to the atmosphere, will allow Bion to quantify those components for any potential nutrient and/or air credit benefits and their subsequent trading.
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Bion Environmental Technologies, Inc., designs and operates patented biological treatment systems that eliminate the odors and nutrient leaching from the waste produced on large hog and dairy farms. The systems, which can be monitored from remote locations, convert the waste into BionSoil, a nutrient-rich, soil enhancement or fertilizer material. The Company has offices in New York, Colorado, North Carolina, California and Florida. Inquiries may be directed to Craig Scott, Director of Investor Relations, at 800-769-7205 or 303-843-6191. Website: www.biontech.com.

This material includes forward-looking statements based on management's current reasonable business expectations. These statements are made in reliance on the Private Securities Litigation Reform Act, Section 27A of the Securities Act of 1933, as amended. There are numerous risks and uncertainties that could result in actual results differing materially from expected outcomes. This material should be read in conjunction with the Company's current annual and quarterly reports filed with the SEC, which contain discussions of currently known factors that could significantly impact the Company's future expectations.